FOR IMMEDIATE RELEASE:

Date: October 15, 2003

Contact: David Nolan

Treasurer and Chief Financial Officer

(315) 336-7300

Rome Bancorp Reports Third Quarter Results

Rome Bancorp, Inc. (the "Company") (NASDAQ: ROME), the holding company of The Rome Savings Bank (the "Bank"), announced today the Company's results of operations for the three month and nine month periods ended September 30, 2003.

For the three month period ended September 30, 2003, the Company recorded a net loss of $(55,000), or $(0.01) per diluted share as compared to net income of $515,000 or $0.12 per diluted share for the same period in 2002. The decrease in quarterly earnings was the result of a $1,041,000 impairment charge on security holdings.Net income was also affected by a $306,000 increase in non-interest expenses, partially offset by a $241,000 increase in net interest income before loan loss provision, a $100,000 lower provision for loan losses, a $130,000 increase in non-interest income and a $306,000 reduction in income tax expense.

The increase in net interest income reflects a $374,000 decrease in interest expense partially offset by a $133,000 decrease in interest income. The reduction in interest expense was due to a decline in the Company's cost of funds to 1.82% for the three months ended September 30, 2003 from 2.76% for the same period in 2002, partially offset by increases in average deposits in 2003. The decline in interest income was primarily a result of a reduction in the Company's yield on earning assets to 5.99% for the quarter ended September 30, 2003 in comparison to 6.56% for the same period in 2002, partially offset by an increase in loan volume over the same period. Both the decrease in the cost of funds and the yield on earning assets were related to the reduction in prevailing market interest rates over prior year levels. As a result of the foregoing changes in interest income and expense, the Company's net interest margin increased to 4.56% for the three months ended September 30, 2003 in comparison to 4.42% for the same period in 2002.

The Company recorded no provision for loan losses in the current quarter, versus a $100,000 provision in the third quarter of 2002. The year to date provision for loan losses is $250,000, as compared to $200,000 through the first nine months of 2002. The provision for loan losses reflects management's assessment of the overall loan portfolio and the underlying collateral, trends in non-performing loans, current economic conditions and other relevant factors in order to maintain the allowance for loan losses at adequate levels to provide for probable losses.

During the third quarter of 2003, the Company recognized a write-down of $1,041,000 on its investment in a large blue chip mutual fund, due to impairment that was determined to be "other than temporary" under generally accepted accounting principles. This charge reduced third quarter and year to date net earnings by $636,000, or $0.15 per diluted share. After the write-down to fair market value, this investment is valued at $5,147,000. As this investment is classified as an available for sale security, stockholders equity had already been reduced by the amount of the unrealized loss, net of taxes. The "other than temporary" write-down does not necessarily mean that the value has been permanently lost. The fair market value of the security may increase or decrease on a going forward basis.

The increase in third quarter non-interest income is primarily attributable to a $93,000 gain realized in the current year on the sale of securities, as well as an increase in customer fee income. The increase in non-interest expense is principally related to higher personnel and administrative expenses related to an expansion of product offerings. The decrease in income tax expense is related to the tax benefit of the aforementioned impairment charge.

Net income for the Company for the nine month period ended September 30, 2002 was $1.1 million, or $0.26 per diluted share, compared to $1.7 million, or $0.40 per diluted share for the first nine months of 2002. The decrease in net income was principally the result of the $1.0 million impairment charge explained above, a $700,000 increase in year to date non-interest expenses and a $50,000 higher provision for loan loss, offset by an increase in net interest income before loan loss provision of $846,000, non-interest income of $43,000 and a reduction in income tax expense of $298,000.

Total assets increased from $250.1 million at December 31, 2002 to $267.8 million at September 30, 2003. The loan portfolio increased by 10.9% primarily due to an increase in residential mortgage lending. Deposit accounts increased by 5.4% over the same period, with the majority of the growth occurring in savings and non-interest bearing accounts. Asset quality continues to strengthen, with non-performing loans as a percentage of total loans decreasing to 0.41% at September 30, 2003, down from 0.83% at December 31, 2002. Non-performing assets as a percentage of total assets decreased to 0.31% at September 30, 2003 from 0.63% at year end.

Charles M. Sprock, Chairman, CEO and President of Rome Bancorp, Inc. stated "We are pleased with the improvement in net interest income, net income (before the asset impairment charge) and asset quality over the prior year. During the current quarter we greatly expanded our demand deposit offerings. We look forward to introducing more new personal and commercial banking products in upcoming quarters."

Forward-Looking Statements

Statements included in this discussion and in future filings by Rome Bancorp, Inc. with the Securities and Exchange Commission, in Rome Bancorp, Inc. press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Rome Bancorp, Inc. wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect Rome Bancorp, Inc.'s actual results, and could cause Rome Bancorp, Inc.'s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation. The foregoing list should not be construed as exhaustive, and Rome Bancorp, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

Rome Bancorp, Inc.
Selected Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

				As of
				September 30,	December 31,
				2003	2002
Selected Financial Condition Data:
Total assets				$267,773	$250,075
Loans, net				201,670	181,564
Securities				35,363	43,207
Cash and cash equivalents				19,747	15,698
Total deposits				205,471	194,924
Borrowings				21,426	14,920
Total shareholders' equity				36,434	36,193
Allowance for loan losses				1,654	1,730
Non-performing loans				831	1,516
Non-performing assets				831	1,571

		For the three months ended		For the nine months ended
		September 30,		September 30,
		2003	2002	2003	2002
Selected Operating Data:
Interest income		$3,737	$3,870	$11,195	$11,587
Interest expense		907	1,281	2,733	3,971
Net interest income		2,830	2,589	8,462	7,616
Provision for loan losses		0	100	250	200
Net interest income after provision for loan losses		2,830	2,489	8,212	7,416
Non-interest income:
Service charges and other income		308	271	843	761
Net gain (loss) on securities		(948)	-	(948)	132
Total non-interest income		(640)	271	(105)	893
Non-interest expense		2,294	1,988	6,475	5,775
Income (loss)before income taxes		(104)	772	1,632	2,534
Income tax expense (benefit)		(49)	257	541	839
Net income (loss)		($55)	$515	$1,091	$1,695

		For the three months ended		For the nine months ended
		September 30,		September 30,
		2003	2002	2003	2002

Selected Financial Ratios and Other Data:

Performance Ratios:
Basic earnings per share	2	($0.01)	$0.12	$0.26	$0.41
Diluted earnings per share	2	($0.01)	$0.12	$0.26	$0.40
Return on average assets		-0.08%	0.81%	0.57%	0.91%
Return on average equity		-0.59%	5.62%	3.98%	6.24%
Net interest rate spread	1	4.17%	3.80%	4.35%	3.77%
Net interest margin	1	4.56%	4.42%	4.76%	4.42%
Non-interest expense to average assets		3.40%	3.14%	3.36%	3.10%
Efficiency ratio	1	71.84%	68.15%	68.35%	67.57%
Average interest-earning assets to average interest-bearing liabilities		126.84%	128.97%	127.50%	128.81%

				As of
				September 30,	December 31,
				2003	2002
Equity Ratios:
Equity to assets				13.61%	14.47%
Book value per share	2			$8.52	$8.41

Asset Quality Ratios:
Nonperforming loans as percent of loans				0.41%	0.83%
Nonperforming assets as percent of total assets				0.31%	0.63%
Allowance for loan losses as a percent of loans				0.81%	0.94%
Allowance for loan losses as a percent of non-performing loans				199.00%	114.10%

Notes:
1. Includes tax equivalent adjustment for the Company's tax-exempt municipal securities.
2. Prior year per share numbers have been restated to reflect the 3 for 2 stock split in June 2003.